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                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G



The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Multi-Market Radio, Inc.
and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.



Date: February 14, 1996


By: /s/ Kenton E. Wood
   -------------------------------
    Kenton E. Wood



Date: February 14, 1996

      D.H. Blair & Co., Inc.


By: /s/ Alan Stahler
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    Alan Stahler
    Vice Chairman